EXHIBIT 10.29

Consulting Services Agreement

This Agreement (“Agreement”) is made effective as of March 30, 2011 (“Effective Date”), by and between Catasys, Inc. 11150 Santa Monica Blvd., Suite 1500, Los Angeles, CA 90025 (“Catasys”) and Marc Cummins (“Consultant”) (each a “Party” and collectively “the Parties”).

Catasys desires to have certain consulting services with respect to investor relations and fundraising activity for Catasys.

Consultant represents to possess the required background for providing and is willing to provide any or all of these services to Catasys as more fully set forth in this Agreement.

Therefore, the Parties agree as follows:

1.  DESCRIPTION OF SERVICES.
Beginning on the Effective Date, Consultant will devote the necessary time and effort to perform the following services for Catasys (collectively, the "Services"):

a.	Investor relations
b.	Fundraising activity
c.	Board transitional
d.	Other, as mutually determined by the parties

Project proposals must include estimated hours.  Project proposals and hours must be reviewed and approved in writing by Catasys.

2.  PERFORMANCE OF THE SERVICES.  Consultant understands that Company’s protection of its reputation and its intellectual property are of utmost importance to Company.  Consultant will perform the Services diligently, competently, professionally, in a timely manner, and in full compliance with all applicable laws, regulations, and industry ethical standards, and in full compliance with the terms of this Agreement.  Consultant warrants and represents that execution and performance of this Agreement by Consultant does not and will not result in any violation of any laws, rules or regulations.

3.  COMPENSATION.  During the Term (as defined in Section 6) in return for the Services, Catasys shall compensate Consultant as follows:

a.	8,344,199 options with a $0.071 strike price and vesting monthly over four years

4.  EXPENSE REIMBURSEMENT.  Consultant shall be entitled to reimbursement from Catasys for reasonable "out-of-pocket" expenses for travel and necessary third party services incurred in performance of the Project Services if, and only if, in each case approved in advance in writing by Catasys and based on valid receipts and other documentation provided by Consultant sufficient to satisfy IRS standards.  Reasonable travel expenses shall consist of coach class airfare, business class lodging, and reasonable meals and ground transportation expenses.

5.  INVOICE AND PAYMENT OF COMPENSATION AND EXPENSES.  On or before the 10th day of each month during the Term, Consultant shall provide to Catasys an invoice and required documentation to support any compensation or expense reimbursement due Consultant for performance of the Project Services during the prior month. Catasys will pay any undisputed, timely and complete invoice received by Catasys on a timely basis.

6.  TERM/TERMINATION. This Agreement will commence on the Effective Date and continue on a month-to-month basis; provided, however, that either party, at their sole discretion and without cause, may terminate this agreement at any time upon thirty (30) day written notice to the other. Upon written notice of termination by Catasys, Consultant shall be entitled to payment for any Services performed in accordance with this Agreement prior to the date of termination. Upon termination of this Agreement, Consultant shall perform no more Services and shall not imply or represent that he has a relationship with Catasys in any way whatsoever.

7.  RELATIONSHIP OF PARTIES.  It is understood and agreed that during the Term Consultant and Catasys are and shall remain independent contractors with respect to performance of this Agreement.  Nothing in this Agreement shall be construed to constitute Catasys and Consultant as employer/employee, partners, joint venturers, agents or anything other than independent contractors.  Catasys will not pay or withhold, and Consultant is not entitled to, any wages, fees, payroll taxes, or employee benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant or its employees.

8.  CONSULTANT EMPLOYEES.  Consultant shall require and ensure that its employees or contractors, if any, who perform Services on behalf of Consultant shall perform the Services as individual independent contractors only and not on behalf of any third party or as employees of any third party, shall be subject to the terms of this Agreement.  At the request of Catasys, Consultant shall provide adequate evidence of such employee’s or contractor’s qualifications to perform the Project Services.

9.  CONFIDENTIALITY INFORMATION AND INVENTION ASSIGNMENT.  Performance of the Services is subject to the Confidentiality Information and Invention Assignment Agreement attached as Exhibit A (“Confidentiality Agreement”).  Consultant shall separately execute the Confidentiality Agreement, but even if Consultant or its employees fail to separately execute that agreement, the terms of the Confidentiality Agreement are nonetheless hereby fully incorporated into this Agreement and performance of the Services is fully subject to those terms to the maximum extent allowed by law.

10.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or sent by a nationally-recognized overnight courier service, addressed as follows:

Catasys, Inc.
Attn: Chief Financial Officer
11150 Santa Monica Blvd., Suite 1500
Los Angeles, CA  90025
310-444-4300 phone
310-444-5300 fax

Marc Cummins
49 Pleasant Ridge Road
Harrison, NY  10528
(914) 319-7072
Fax: ____________________

Such address may be changed from time to time by either Party by providing written notice to the other Party in the manner set forth in this Section 10.

11.  ENTIRE AGREEMENT.  This Agreement, including the terms of all exhibits, which are hereby incorporated fully into this Agreement, contains the entire agreement of the parties with respect to the Services and there are no other promises or conditions in any other agreement whether oral or written with respect to the Services.  This Agreement supersedes any other prior written or oral agreements between the Parties.

12.  AMENDMENT/ASSIGNMENT.  This Agreement may be modified or amended if, and only if the amendment is made in writing and is signed by both Parties.  Neither this Agreement nor any right under this Agreement may be transferred or assigned in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing, Catasys may assign this Agreement in whole or in part to an affiliate or successor entity without Consultant’s consent.

13.  SEVERABILITY/CONSTRUCTION.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court or judicial authority finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited but only to the minimal extent required to make the provision valid and enforceable.  The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are not relying upon the other party (or the attorneys or other agents of such other party) for any such advice, and that accordingly, any ambiguities present in this Agreement shall not be construed against either party.

14.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of California (without regard to that body of law known as “Conflicts of Law”).

16.  BENEFITS, BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

17.  SURVIVABILITY.  Notwithstanding anything to the contrary set forth in this Agreement, Sections 9, 10, 13, 14, 15, 16, this Section 17, and Exhibit A shall survive termination of this Agreement for any reason.

In witness to these terms, each Party has caused this Agreement to be executed below in its name and on its behalf.

Catasys, Inc.

/s/ Terren S. Peizer	3/30/11
Terren S. Peizer, Chief Executive Officer	Date

Consultant

Marc Cummins	Date